EXHIBIT 5.1

[DUANE MORRIS LLP LETTERHEAD]

January 20, 2004

The Board of Directors
MasTec, Inc.
800 Douglas Road, 12th Floor
Coral Gables, Florida 33134

Gentlemen:

        We have acted as counsel to MasTec, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“the Act ”), of a registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale by the Company of up to 2,500,000 shares of Common Stock, par value $0.10, of the Company (the “Shares”), pursuant to the Company’s Amended and Restated 2003 Stock Incentive Plan for Non-Employees (the “Plan”).

        As securities counsel to the Company, we have supervised the preparation and filing of the Registration Statement. We have also examined the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended to date, the corporate minutes relating to the authorization, sale and issuance of the Shares (all the foregoing as certified by the Company’s Secretary), and such matters of law as we have deemed necessary or appropriate in order to render this opinion. We have assumed the accuracy of such Secretary's certificate.

        Based upon the foregoing, it is our opinion that each of the Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding and fully paid and nonassessable.

        We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to us under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Sincerely, /s/ DUANE MORRIS LLP